SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report Pursuant

to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of the Report (Date of earliest event reported): June 13, 2003

TRITON PCS, INC.

(Exact name of Registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation or organization)

333-57715	23-2930873
(Commission File Number)	(I.R.S. employer identification number)

1100 Cassatt Road

Berwyn, Pennsylvania 19312

(Address and zip code of principal executive offices)

(610) 651-5900

(Registrant’s telephone number, including area code)

Item 5.	Other Events

On June 13, 2003, Triton PCS, Inc. completed the private placement of its 8 1/2% senior notes due 2013 and received aggregate net proceeds of approximately $710.5 million. Triton used a portion of the proceeds from the sale of its 8 1/2% notes to retire its old senior credit facility and entered into a new revolving credit facility with a group of lenders pursuant to which such lenders agreed to provide it with up to $100.0 million in revolving loans. The 8 1/2% notes and Triton’s obligations under the new credit facility are guaranteed by all of Triton’s existing, wholly-owned, domestic subsidiaries other than Triton PCS Property Company L.L.C. and Triton PCS License Company L.L.C. (the indirect subsidiaries that hold Triton’s real estate interests and FCC licenses, respectively). Because Triton PCS Property Company L.L.C. and Triton PCS License Company L.L.C. (the “Non-Guarantors”) will not be guarantors under the new revolving credit facility, pursuant to the terms of the indentures governing Triton’s 11% senior subordinated discount notes due 2008, Triton’s 9 3/8% senior subordinated notes due 2011 and Triton’s 8 3/4% senior subordinated notes due 2011, the Non-Guarantors were released from their guarantees with respect to each series of these subordinated notes. The guarantees of Triton’s existing domestic subsidiaries other than the Non-Guarantors (the “Guarantors”) with respect to the 8 1/2% notes and each series of Triton’s subordinated notes are full and unconditional and joint and several. Prior to June 13, 2003, both the Guarantors and the Non-Guarantors guaranteed Triton’s subordinated notes on a full and unconditional, joint and several basis.

Triton is filing this Form 8-K in order to set forth the condensed consolidating financial information for Triton PCS (the parent company), the Guarantors and Non-Guarantors in accordance with Financial Reporting Release No. 55, “Financial Statement Requirements in Filings Involving the Guarantee of Securities by a Parent or Subsidiary” and Rule 3-10 of Regulation S-X. Excluding the new financial information within footnote 8 of Exhibit 99.1 and footnote 18 of Exhibit 99.2, no other information within the attached exhibits has been changed from the version previously filed with Triton’s Form 10-Q/A and Form 10-K/A, respectively, on May 21, 2003.

As previously reported, Triton completed a tender offer for any and all of its outstanding 11% senior subordinated discount notes due 2008 in June 2003, pursuant to which Triton purchased and retired $408.6 million principal amount of the 11% notes. On July 14, 2003, Triton redeemed the remaining $103.4 million aggregate principal amount of its outstanding 11% notes in accordance with the terms of the indenture governing the 11% notes for $111.4 million in the aggregate, which amount consisted of a redemption price of 105.5% of the principal amount of the 11% notes plus accrued and unpaid interest. As a result, there are no longer any 11% notes remaining outstanding.

Item 7.	Financial Statements and Exhibits

(a) Not applicable.

(b) Not applicable.

(c) Exhibits.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TRITON PCS, INC.

Dated: July 18, 2003	By:	/s/ DAVID D. CLARK
David D. Clark Chief Financial Officer